Exhibit 10.1
WRITTEN AGREEMENT & CONSENT
OF WARRANT HOLDERS AND
TEMPEST THERAPEUTICS, INC.

This Warrant Amendment Agreement (this “Agreement”), by and among Tempest Therapeutics, Inc., a Delaware corporation (the “Company”) and the undersigned holders (the “Holders”), as the sole and original holders of the Pre-Funded Common Stock Purchase Warrants (the “Warrants”) issued pursuant to that certain Securities Purchase Agreement dated April 26, 2022 by and between the Company and the Purchasers named therein, is effective as of September 28, 2022.
RECITALS
Whereas, the Company and the Holders mutually agree that the Warrants were not intended to include in the definition of a “Fundamental Transaction” any direct or indirect, purchase offer, tender offer or exchange offer that has been accepted by holders of 50% or less of the outstanding common stock of the Company;
Whereas, the Company and the Holders mutually desire to cure any ambiguity in the Warrants regarding the foregoing; and
Whereas, Section 5(k) of the Warrants provides that each Warrant may be modified or amended or the provisions thereof waived with the written consent of the Company and the Holder of such Warrant.

AGREEMENT

NOW, THEREFORE, the undersigned parties agree that each Warrants shall be amended as set forth below.

1.Warrant Amendment. Section 3(d) of each Warrant is hereby amended and restated as follows:

Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions (which, for the avoidance of doubt, shall not include a license or other agreement granting rights to intellectual property), (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of more than 50% of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(d) on the exercise of this Warrant), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (together, the “Alternate Consideration”), if any, receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(d) on the exercise of this Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. Any such payment of such amount of such Alternative Consideration shall be made in the same form of consideration (whether securities, cash or property) as is given to the holders of Common Stock in such Fundamental Transaction, and if multiple forms of consideration are given, the consideration shall be paid to the Holder in the same proportion as such consideration is paid to the holders of Common Stock. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 3(f) and insuring that this Warrant (or any such replacement security) will be similarly adjusted upon any subsequent Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 3(d) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such adjustments to the number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for the Company (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein. Notwithstanding the foregoing, and without limiting Section 2(d) hereof, the Holder may elect, at its sole option, by delivery of written notice to the Company to waive this Section 3(d) to permit a Fundamental Transaction without the assumption of this Warrant.
2.    Effect. Except as expressly amended by this Agreement, each Warrant shall continue in full force and effect.
3.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
4.     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflicts of law principles thereof.

[Signature page follows]

In Witness Whereof, the parties have executed this Warrant Amendment Agreement as of the date first written above.

TEMPEST Therapeutics, Inc.

By:	/s/ Stephen R. Brady
Name: Stephen R. Brady
Title: Chief Executive Officer Date: September 27, 2022

ECOR1 CAPITAL FUND QUALIFIED, L.P.
By: EcoR1 Capital, LLC, its General Partner

By:	/s/ Oleg Nodelman
Name: Oleg Nodelman
Title: Manager Date: September 28, 2022
ECOR1 CAPITAL FUND, L.P.
By: EcoR1 Capital, LLC, its General Partner

By:	/s/ Oleg Nodelman
Name: Oleg Nodelman
Title: Manager Date: September 28, 2022

Signature Page to Warrant Amendment Agreement